Exhibit 99.1

Important Notice Concerning Blackout Period/General Trading Prohibition

To:	ITW Directors and Executive Officers

From:	Daniel C. Madden, Vice President, Global Pensions

Date:	October 25, 2005

This notice is to advise you, pursuant to the Sarbanes-Oxley Act of 2002 and Section 104 of Regulation BTR (Blackout Trading Rules), that during an upcoming blackout period you will be prohibited from purchasing, selling or otherwise acquiring or transferring any ITW common stock that you acquired “in connection with service or employment as a director or executive officer” of ITW. The period during which you will be prohibited from purchasing, selling or otherwise acquiring or transferring any ITW common stock corresponds to a blackout applicable to participants in the ITW Savings and Investment Plan and the ITW Bargaining Savings and Investment Plan (referred to collectively as the Plan), which will begin on November 30, 2005 at 2 p.m. central time and is expected to end during the week of December 11, 2005.

ITW will provide notice of the actual ending date of the blackout period to you (and to all Plan participants) as soon as practicable after the date is determined. This prohibition applies to all of your ITW common stock held both inside and outside of the Plan. We know that you are already precluded during this blackout period from trading in ITW common stock under ITW’s general insider trading policy, which allows trades only during specific window periods (the December window is December 16th through the 22nd), but are nevertheless providing you with this notice to assure compliance with Sarbanes-Oxley and Regulation BTR.

The Plan blackout arises in connection with amendments to the Plan that change investment options, various Plan features and the Plan record keeper. If you have any questions about this notice, please contact me (847-657-4187) or Robert Simitz (847-657-4665) by telephone or by mail at Illinois Tool Works Inc., 3600 West Lake Avenue, Glenview, Illinois 60026.